UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INTELLICHECK MOBILISA, INC.

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

INTELLICHECK MOBILISA, INC.

191 Otto Street

Port Townsend, WA 98368

Phone: (360) 344-3233

July 7, 2014

Dear Stockholders:

You are cordially invited to attend a Special Meeting of the Stockholders of Intellicheck Mobilisa, Inc. (the “Company”) to be held on August 12, 2014, at 9:00 a.m. (Pacific Time). The meeting will be held at the offices of K&L Gates LLP, 925 Fourth Avenue, Suite 2900, Seattle, WA 98104. Details about the meeting and the matters to be acted on at the meeting are presented in the Notice of Special Meeting of Stockholders and proxy statement that follow.

At the meeting, stockholders will be asked to consider and vote upon a proposal to grant the Board of Directors discretionary authority to amend the Company’s certificate of incorporation to effect a one-for-eight reverse split of the Company’s common stock. The Board of Directors believes that the proposed amendment is prudent and necessary to aid the expansion of our audience of potential investors, both institutional and retail. Accordingly, the Board of Directors has declared the proposed amendment to be advisable and in the best interests of the Company and its stockholders and has unanimously recommended that stockholders vote FOR the proposed amendment.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. All stockholders are cordially invited to attend the meeting in person. However, to assure the presence of a quorum, the Board of Directors requests that all stockholders of record promptly complete, sign, date and return the enclosed proxy card, which is solicited by the Board of Directors, or vote by internet or telephone by following the instructions on the enclosed proxy card, whether or not you plan to attend the meeting. The proxy is revocable and will not be used if you attend and vote at the meeting in person or otherwise provide notice of your revocation. The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum. No postage is required if mailed in the United States.

If you have any questions regarding the information contained in the proxy statement or regarding the completion of the enclosed proxy card, voting by internet or telephone, or would like directions to the meeting, please call the Company at (360) 344-3233.

On behalf of the Company’s Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Nelson Ludlow

INTELLICHECK MOBILISA, INC.

191 Otto Street

Port Townsend, WA 98368

Phone: (360) 344-3233

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 12, 2014

A Special Meeting of the Stockholders (the “Special Meeting”) of Intellicheck Mobilisa, Inc. (the “Company”) will be held on August 12, 2014, at the offices of K&L Gates LLP, 925 Fourth Avenue, Suite 2900, Seattle, WA 98104. Registration for the Special Meeting will begin at 8:30 a.m., Pacific Time. The Special Meeting will commence at 9:00 a.m., Pacific Time.

The purposes of the Special Meeting are to:

1.	Consider and vote upon a proposal to grant the Board of Directors discretionary authority to amend the Company’s certificate of incorporation to effect a one-for-eight reverse split of the Company’s common stock; and

2.	Transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Only stockholders that were listed on the Company’s records at the close of business on June 30, 2014, the record date set by the Board of Directors for the meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments thereof.

A stockholder list will be available at the Company’s corporate office beginning July 1, 2014 during normal business hours for examination by any stockholder registered on the Company’s stock ledger as of the record date for any purpose germane to the Special Meeting.

By Order of the Board of Directors,

Port Townsend, Washington	Bill White, Secretary
July 7, 2014

INTELLICHECK MOBILISA, INC.

191 Otto Street

Port Townsend, WA 98368

Phone: (360) 344-3233

Proxy Statement

Special Meeting of Stockholders

August 12, 2014

9:00 a.m. Pacific Time

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intellicheck Mobilisa, Inc., a Delaware corporation (the “Company”), for use at the Special Meeting of Stockholders of the Company to be held on August 12, 2014 (the “Special Meeting”), and at any adjournment thereof. The Special Meeting will be held at the offices of K&L Gates LLP, 925 Fourth Avenue, Suite 2900, Seattle, WA 98104. Registration for the Special Meeting will begin at 8:30 a.m. Pacific Time. The Special Meeting will commence at 9:00 a.m., Pacific Time. This solicitation is being made by mail; however, the Company also may use its officers, directors and employees (without providing them with additional compensation) to solicit proxies from stockholders in person or by telephone, facsimile or letter. Distribution of this proxy statement and the proxy card via U.S. mail is scheduled to begin on or about July 8, 2014.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders to be Held on August 12, 2014:

The notice, proxy statement and form of proxy card are available at the office of the Company, 191 Otto Street, Port Townsend WA, 98368

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Company is soliciting your proxy vote at the Special Meeting because you owned of record one or more shares of common stock of the Company at the close of business on June 30, 2014, the record date for the meeting, and, therefore, are entitled to vote at the Special Meeting.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person or persons (the “proxy” or “proxies,” respectively) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving Nelson Ludlow and Bill White, the proxies, the authority to vote your shares of common stock at the Special Meeting in the manner you indicate on your proxy card. If you do not give direction with respect to any nominee or other proposal, the proxies will vote your shares as recommended by the Board of Directors. The proxies are authorized to vote in their discretion if other matters are properly submitted at the Special Meeting, or any adjournments thereof.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on August 12, 2014 at 9:00 a.m. Pacific Time. Registration for the meeting will begin at 8:30 a.m., Pacific Time. The Special Meeting will commence at 9:00 a.m., Pacific Time.

Q:	What am I voting on?

A:	You are voting on:

●	Proposal No. 1—To consider and vote upon a proposal to grant the Board of Directors discretionary authority to amend the Company’s certificate of incorporation to effect a one-for-eight reverse split of the Company’s common stock.

Q:	What does the Board of Directors recommend?

A:	The Board of Directors recommends a vote:

●	FOR the proposal to grant the Board of Directors discretionary authority to amend the Company’s certificate of incorporation to effect a one-for-eight reverse split of the Company’s common stock (see Proposal No. 1).

Q:	How many votes do I have?

A:	On any matter which may properly come before the Special Meeting, each stockholder entitled to vote thereon will have one vote for each share of common stock owned of record by such stockholder as of the close of business on the record date, June 30, 2014.

Q:	How many shares of common stock may vote at the Special Meeting?

A:	At the close of business on the record date, June 30, 2014, there were 39,461,467 outstanding shares of common stock. This means that there may be 39,461,467 of votes on any matter presented at the Special Meeting.

Q:	What vote is required to approve each of the proposals?

Proposal No. 1—Approval of the proposal to grant the Board of Directors discretionary authority to amend the Company’s certificate of incorporation to effect a one-for-eight reverse split of the Company’s common stock — Provided a quorum of at least a majority of the issued and outstanding stock is present (in person or by proxy), the affirmative vote of a majority of the outstanding shares of common stock will result in the approval of the proposal to grant the Board of Directors discretionary authority to amend the Company’s certificate of incorporation to effect a one-for-eight reverse split of the Company’s common stock.

Q:	What constitutes a quorum?

A:	Transaction of business may occur at the Special Meeting if a quorum is present. The presence, in person or by proxy, of a majority of the outstanding shares of common stock as of the record date is required to constitute a quorum. On June 30, 2014, the Company had 39,461,467 of outstanding shares of common stock; and, therefore, the presence of 1/2 of 39,461,467 shares will constitute a quorum for the transaction of business at the Special Meeting. If you submit a proxy or vote in person at the meeting, your shares will be counted in determining whether a quorum is present at the Special Meeting. Abstentions also are counted for the purpose of determining a quorum, as discussed below.

Q:	What is the effect of abstentions?

A:	You may vote FOR, AGAINST or ABSTAIN on Proposal No. 1. If you abstain from voting on Proposal No. 1, your shares will be deemed present, but will not be deemed to have voted in favor of the proposal. An abstention, therefore, has the same effect as a vote against Proposal No. 1.

If you just sign and submit your proxy card without voting instructions, your shares will be voted FOR Proposal No. 1.

Q:	What is the effect of broker non-votes?

A:	Shares that are held by brokers in “street name” may be voted by the broker on “routine” matters. To vote on “non-routine” matters, the broker must obtain stockholder direction. When the broker does not vote the shares, the broker’s abstention is referred to as a “broker non-vote.”

Brokers do not have discretion to vote shares for non-routine matters, such as Proposal No. 1. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of these proposals.

Broker non-votes will not be considered present for quorum purposes at the Special Meeting.

Q:	How do I vote my shares?

A:	If you are a stockholder of record, you may vote your shares of common stock at the Special Meeting using any of the following methods:

●	Proxy Card—The enclosed proxy card is a means by which a stockholder may authorize the voting of the stockholder’s shares of common stock at the Special Meeting. The shares of common stock represented by each properly executed proxy card will be voted at the Special Meeting in accordance with the stockholder’s directions. The Company urges you to specify your choices by marking the appropriate boxes on the enclosed proxy card. After you have marked your choices, please sign and date the proxy card and mail the proxy card to the Company’s stock transfer agent, Continental Stock Transfer & Trust, in the enclosed envelope. If you sign and return the proxy card without specifying your choices, your shares will be voted FOR the approval of the proposed amendment to the Company’s Certificate of Incorporation.

●	In Person at the Special Meeting—All stockholders of record as of June 30, 2014 may vote in person at the Special Meeting. Even if you plan to attend the Special Meeting, we recommend that you submit your proxy card or vote by internet or telephone ahead of time so that your vote can be counted if you later decide not to attend.

You are a “beneficial owner” of shares held in “street name,” rather than a “stockholder of record,” if your shares are held in the name of a broker, bank, trust or other nominee as a custodian, and this proxy statement and the accompanying notice were forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares. You may vote by proxy by completing the voting instruction form provided by your custodian. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.

Q:	Can I change my vote after I have mailed in my proxy card?

A:	Proxies solicited by the Board of Directors may be revoked at any time prior to the Special Meeting. No specific form of revocation is required. You may revoke your proxy by:

●	Voting in person at the Special Meeting;

●	Returning a later-dated signed proxy card; or

●	Giving personal or written notice of the revocation to the Company’s Corporate Secretary at the commencement of the Special Meeting.

If your shares are held in “street name” through a broker or other nominee, you will need to contact that nominee if you wish to change your voting instructions.

Q:	How will my shares be voted if I do not specify how they should be voted or if I vote for too few or too many choices on the proxy card?

A:	If you are a record holder and do not mark a choice with respect to the approval of Proposal No. 1, then the proxies solicited by the Board of Directors will be voted FOR the approval of such proposal. If you mark contradicting choices on your proxy card, such as a mark both FOR and AGAINST the approval of a proposal, then your shares will not be counted either for or against the proposal for which you have marked contradicting choices.

Q:	Who can attend the Special Meeting?

A:	All stockholders of record as of the close of business on the record date, June 30, 2014, may attend the Special Meeting. If you are not a stockholder of record but hold shares through a broker, bank, trustee, or other nominee as custodian (i.e., in street name), we may request proof of your beneficial ownership as of the record date, such as an account statement, a copy of the voting instruction card provided by your custodian, a “legal proxy” provided by your custodian, or other similar evidence of ownership.

Q:	Who will count the votes?

A:	All proxies submitted to the Company will be tabulated by the Company’s stock transfer agent, Continental Stock Transfer & Trust. All shares voted by stockholders of record present in person at the Special Meeting will be tabulated by the Company’s Corporate Secretary or his designee.

Q:	Who is paying for this proxy solicitation?

A:	The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials to such beneficial owners. We have retained Advantage Proxy to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay Advantage Proxy a fee of $3,500, plus reasonable expenses

PROPOSAL No. 1

GRANT THE BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO AMEND THE COMPANY’s CERTIFICATE OF INCORPORATION TO effect a ONE-FOR-EIGHT reverse stock split of the company’s COMMON STOCK

Introduction

On June 19, 2014, our Board approved an amendment to our Certificate of Incorporation, which the Board is recommending to the stockholders for approval, to implement a one-for-eight reverse split of our common stock.

Based on the number of shares currently issued and outstanding, immediately following the one-for-eight reverse split the Company would have approximately 4,932,683 shares of Common Stock issued and outstanding (without giving effect to fractional shares).

The reverse split will not alter the number of shares of common stock authorized for issuance, but will simply reduce the number of shares of common stock issued and outstanding, and will have the effect of increasing our authorized shares by a factor of eight.

The form of the amendment to our Amended and Restated Certificate of Incorporation to effect the reverse split is attached to this Proxy Statement as Appendix A. The following discussion is qualified in its entirety by the full text of the amendment, which is hereby incorporated by reference.

The reverse split will be effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. However, the Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to elect not to proceed with the reverse split if the Board determines that the reverse split is no longer in our best interests and the interests of our stockholders.

If the proposed reverse split proposal is approved by our stockholders, and if the Board of Directors in its discretion still believes at that time the reverse split is in the best interests of the Company and its stockholders, after the Board of Directors votes in favor of effecting the reverse split, the reverse split will be implemented by filing a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, and the reverse split will become effective on the date of the filing (the “Split Effective Date”). We will obtain a new CUSIP number for the new common stock effective at the time of the reverse split. Stockholders who held shares of our Common Stock as of the close of business on the Split Effective Date (“Record Holders”) will be notified as soon as practicable after the Effective Date that the reverse split has been effected. Our transfer agent will act as its exchange agent (the “Exchange Agent”) in implementing the exchange of their certificates. As soon as practicable after the Split Effective Date, Record Holders will be notified and requested to surrender their certificates representing shares of pre-split common stock (“Old Common Stock”) to the Exchange Agent in exchange for certificates representing post-split common stock (“New Common Stock”).

As soon as practicable after the Split Effective Date, a letter of transmittal will be sent to stockholders of record as of the Split Effective Date for purposes of surrendering to the transfer agent certificates representing Old Common Stock in exchange for certificates representing New Common Stock shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent. From and after the Split Effective Date, any certificates representing Old Common Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing New Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Stockholders whose shares are held in electronic or book entry form do not need to take action other than voting on the proposal. Upon the effectiveness of the reverse split, these shares will automatically be adjusted to reflect the new quantity of shares.

The number of shares which will result in fractional interests cannot be precisely predicted as we cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio. As described below, holders of Common Stock holding fractional shares will be entitled to cash payments in lieu of such fractional shares.

Purpose of the Proposed Reverse Split

Our common stock is quoted on the NYSE MKT under the symbol “IDN”. As of July 3, 2014, the last reported closing price of the Company’s common stock was $0.73. The reverse stock split is intended to expand our audience of potential investors, both institutional and retail, by reducing the number of shares of Common Stock outstanding, which we believe will result in a corresponding increase in our stock price. There are several factors to consider.

The first factor is that some institutional investors have internal policies preventing the purchase of low-priced stocks. Similarly, non-solicitation rules at most broker-dealers prevent financial advisors or brokers within those firms from soliciting orders in low-priced stocks. In both cases, five dollars is a price level that is commonly set as the minimum price requirement for such institutions or broker-dealers to purchase a common stock. We believe the reverse split will at least initially increase our stock price above such threshold.

The second factor is investor psychology related to low-priced stocks or “penny stocks.” While there may not be a specific price that defines a low-priced or penny stock, we have been advised that stocks priced below five dollars are viewed with hesitation by many institutions and retail investors and their advisors and many brokerage firms are reluctant to, or by policy not allowed to, recommend lower priced stocks to their clients. Price is frequently used as a proxy for “quality” and low-priced stocks are considered to potentially be of lower investing quality and/or less desirable relative to a company’s peers with higher share prices.

We believe that the institutional and retail investors who are unable to or choose not to invest in the Company because of our share price and share structure are investors who are more fundamentally oriented and have a longer term investment horizon. We believe that a higher share price and lower share count will increase the perceived quality and appeal of the Company’s shares for investment purposes and will significantly expand our audience of potential investors in general and increase our shareholder base of investors with longer term investment horizons specifically. In accomplishing this goal, we may also reduce share price volatility.

In addition, the reverse split will likely provide alternatives or flexibility in relation to where our common stock is listed and traded in the future.

We therefore believe that implementing a reverse split will improve the strength and quality of our shareholder base and enhance our potential to appeal to investors with long term investment time horizons that mirror the long-term vision the Company’s management has for building shareholder value.

In evaluating the reverse stock split, our Board of Directors also took into consideration potential negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back toward pre-reverse stock split levels. The Board, however, determined that these potential negative factors were significantly outweighed by the potential benefits, and believes that by increasing the per share market price of our common stock as a result of the reverse stock split, we may encourage greater interest in our common stock and enhance the acceptability and marketability of our common stock to the financial community and investing public, promote greater liquidity for our stockholders and give flexibility to future listing and trading exchanges in the future.

Potential Effects of Proposed Reverse Split

The immediate effect of a reverse stock split will be to reduce the number of shares of common stock outstanding, and to increase the trading price of the common stock. The reverse stock split also will not affect the number of shares of common stock that our Board of Directors is authorized to issue under our certificate of incorporation, which will remain unchanged at 40,000,000 shares. However, the effect of any reverse stock split upon the market price of the common stock cannot be predicted and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of common stock outstanding as a result of the reverse stock split. Also, as stated above, we cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of the common stock. The trading price of the common stock may change due to a variety of other factors, including our operating results, other factors related to our business, and general market conditions.

The additional shares of common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we examine potential acquisitions of companies or assets or other favorable opportunities from time to time, there are no current plans or arrangements to issue any additional shares of our common stock for any such purposes.

The following table depicts the prospective effects of the reverse split, reflecting the reverse split ratio of one-for-eight, on the number of shares of our common stock authorized, the number of shares of our common stock outstanding, the number of shares of our common stock reserved for future issuance and for options outstanding, and the number of authorized but unissued and unreserved shares of our common stock that would be available for issuance after the reverse split. As discussed above, the number of shares of our common stock authorized for issuance under our Articles of Incorporation, 40,000,000 shares, would remain unaffected by the Reverse Split.

	Prior to 1-for-8 Reverse Split	After 1-for-8 Reverse Split*
Number of Shares Authorized	40,000,000	40,000,000
Number of Shares Issued and Outstanding	39,461,467	4,932,683
Authorized Share Unissued	538,533	35,067,317
Reserve for Outstanding Options	299,486	37,435

Shares Available for Issuance	239,047	35,029,882

____________

*Adjusted numbers will be slightly lower due to cancelation and payment of fractional shares created by the reverse split.

Effect on Ownership by Individual Stockholders

The New Common Stock issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Common Stock will have the same voting rights and other rights as the Old Common Stock. Our stockholders do not have preemptive rights to acquire additional shares of common stock. The reverse stock split will not alter any stockholder’s percentage interest in our equity, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, which will be cashed out.

Effect on Options, Warrants and other Securities

All outstanding options, warrants, notes, debentures and other securities, entitling their holders to purchase shares of common stock or acquire shares of common stock upon conversion, as the case may be, will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the shares to be acquired upon exercise or conversion for such securities will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument or the applicable provisions of our Certificate of Incorporation.

Other Effects on Outstanding Shares

As stated above, the rights of the outstanding shares of common stock will remain the same after the reverse stock split. Our common stock is currently registered under Section 12(b) of the Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act.

Fractional Shares

No scrip or fractional certificates will be issued in connection with the reverse split. Holders of common stock who otherwise would be entitled to receive fractional shares because they hold, as of a date prior to the effective time of the reverse split, a number of shares of our common stock not evenly divisible by eight (8) will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of our common stock on the day immediately prior to the effective time of the reverse split, as reported on the NYSE MKT. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

Holders of common stock should be aware that, under the escheat laws of the various jurisdictions where our common stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, holders of common stock otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

If approved and effected, the reverse split will result in some common stockholders owning "odd lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

Accounting Consequences

The par value of our common stock will remain unchanged at $0.001 per share after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Potential Anti-Takeover Effect

Although an increase in the shares of common stock available for issuance could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.

Additionally, our Amended and Restated Certificate of Incorporation and our Bylaws presently contain other provisions which could have anti-takeover effects. These provisions include the authority of the Board to issue shares of preferred stock, and to fix the relative rights and preferences of the preferred stock, without shareholder approval; and certain notice procedures to be complied with by stockholders in order to make stockholder proposals or nominate directors.

Effectiveness of Amendment

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Vote Required

The affirmative vote of the holders of a majority of the votes represented by all outstanding shares of our voting securities is required to approve the amendment to the certificate of incorporation. As result, abstentions and broker non-votes will have the same effect as votes against this proposal.

Federal Income Tax Consequences

The following is a summary of certain material federal income tax consequences of the reverse split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse split, and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the presplit shares of common stock were, and the post-split shares of common stock will be, held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse split.

Generally, a reverse split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of fractional shares). The adjusted basis of the new shares of common stock (including the fractional share for which cash is received) will be the same as the adjusted basis of the common stock exchanged for such new shares.

The holding period of the new, post-reverse split shares of the common stock resulting from implementation of the reverse split will include the stockholder’s respective holding periods for the pre-reverse split shares. A stockholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO SUCH STOCKHOLDER WHICH MIGHT ARISE FROM THE REVERSE SPLIT.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR GrantING the Board of Directors discretionary authority to amend the Company’s certificate of incorporation to effect a reverse stock split of the Company’s common stock

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of Company’s common stock as of June 30, 2014, by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, each officer, each director, and all officers and directors as a group.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 39,461,467 shares outstanding as of June 30, 2014.

Name	Shares Beneficially Owned	Percent

Dr. Nelson Ludlow (1)	4,216,726	10.7%

Bonnie Ludlow	6,896,279	17.5%

L. Gen. Emil R. Bedard	468,494	1.2%

Russell T. Embry (2)	61,250	*

Bill White (3)	12,050	*

Guy L. Smith (4)	187,955	*

Michael D. Malone	22,500	*

All Executive Officers & Directors as a group (8 persons)	11,865,254	30%

___________

* Indicates beneficial ownership of less than one percent of the total outstanding Common Stock.

(1)	Includes 25,000 shares issuable upon exercise of stock options exercisable within 60 days.
(2)	Includes 61,250 shares issuable upon exercise of stock options exercisable within 60 days.
(3)	Includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days.
(4)	Includes 93,852 shares issuable upon exercise of stock options exercisable within 60 days.

OTHER MATTERS

The Board of Directors does not know of any matters other than those mentioned above to be presented at the meeting. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our public filings are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTELLICHECK MOBILISA, INC.

Intellicheck Mobilisa, Inc., a Delaware corporation (the "Corporation"), does hereby certify:

FIRST: The Board of Directors of the Corporation (the “Board”), acting at a meeting in accordance with Section 141 of the General Corporation Law of the State of Delaware, adopted a resolution authorizing the Corporation to effect a reverse split of its common stock and to file this Certificate of Amendment:

Upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each 8 shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holder thereof, be combined and converted into one share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, the Corporation's transfer agent shall cancel all fractional shares and stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale based on the fair market value of such fractional shares on the date of the filing of this amendment.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be in its corporate name this [•] day of [•], 2014.

INTELLICHECK MOBILISA, INC.

By:

Name:

Title: